                          ASSET ACQUISITION AGREEMENT


         This is an Asset Acquisition Agreement (the "Agreement"), dated as of June 17, 1996, among Bayshare, Inc., a California corporation (the "Seller"), Steve Reiter and John McLaughlin (collectively, the "Shareholders"), and Romac International, Inc., a Florida corporation (the "Buyer").

                                   BACKGROUND

         The Seller is engaged in the business of providing permanent and temporary placement for data processing and financial services personnel (the "Business") pursuant to that certain Agreement between the Seller and Romac and Associates, Inc., an affiliate of the Buyer (the "Franchisor"), dated July 17, 1989, and as amended August 8, 1995 (the "Franchise Agreement"). The Shareholders constitute all of the Shareholders of the Seller and are entering into this Agreement to provide certain assurances in order to induce the Buyer to enter into this Agreement. The Buyer wishes to purchase from the Seller and the Seller wishes to sell to the Buyer certain assets of the Seller related to the Business, subject to the terms and conditions set forth below.
Accordingly, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

                                     TERMS

         1. Sale of Business and Assets. The parties hereby agree that, on the Closing Date (as defined below), the Seller shall sell and the Buyer shall purchase, for the consideration set forth below, all of the Seller's assets, except cash and accounts receivable (the "Assets") and the Business as a going concern, including without limitation, all property, rights, and business of every type and description, real, personal and mixed, tangible and intangible, constituting the Business, all of the Seller's goodwill, all contracts and contract rights with customers of the Business, all contracts and contract rights with temporary employees or contractors of the Business, any employee or contractor non-competition agreements in favor of Seller, the database of the Business, leases and lease deposits, sales and supply contracts, patents, trademarks, trade names, brand names and copyrights, and all pending applications therefor and interests thereunder, inventions, processes, know-how, formulae, trade secrets, equipment, fixtures, rights under contracts and agreements, franchises, books and records (excluding the corporate minute books and stock transfer records), customer, candidate, and employee lists, all telephone and fax numbers, all telephone listings, and all other property and rights of every kind and nature owned or held by the Seller on the Closing Date or then used by the Seller, whether or not specifically referred to in this Agreement. Such sale shall be made free and clear of all liens, encumbrances, and restrictions of any kind, except as provided herein.

         2.      Purchase Price.

                          (a) Subject to the terms of this Agreement and in
reliance on the representations and warranties of the Seller and the Shareholders set forth below, the Buyer shall purchase the Assets on the Closing Date. The purchase price for the Assets (the "Purchase Price") shall be (i) $4,908,103.00 (consisting of $6,100,830.00 less $488,750.00 in deferred royalties and less $703,977.00 in net working capital), which shall be payable by the Buyer in cash at the Closing, plus (ii) an earn-out amount, payable on or before July 15 in each of 1997, 1998, and 1999, as calculated below. The earn-out amount payable to Seller with respect to each of the fiscal periods June 1 through May 31 of 1997, 1998, and 1999 shall be the earnings before interest and taxes ("EBIT") of the Reiter/McLaughlin Profit Center (as defined below) for each such fiscal period that are in excess of $1,220,000.00. For example, if the EBIT of the Reiter/McLaughlin Profit Center is $1,400,000.00 for the fiscal period from June 1, 1996 through May 31, 1997, $1,000,000.00 for the fiscal period from June 1, 1997 through May 31, 1998, and $1,800,000.00 for the fiscal period from June 1, 1998 through May 31, 1999, the Buyer shall pay the Seller $180,000.00 on or before July 15, 1997, $0 on or before July 15, 1998, and $580,000.00 on or before July, 1999. Any such payments made on July 15 of 1997, 1998, or 1999 pursuant to this Section 2(a)(ii) shall be deemed to be future payments to the Seller as an adjustment to the Purchase Price. The Purchase Price shall be allocated to the Assets in accordance with Exhibit "A" to this Agreement. The Buyer and the Seller each hereby agree to report the transactions contemplated by this Agreement in accordance with such allocation for income tax purposes.

                          (b)     For the purposes of this Agreement, the term
EBIT means the revenues of the Buyer that arise directly from any accounts or customers of the Reiter/McLaughlin Profit Center less all salaries, bonuses, commissions, and other amounts that are paid to personnel employed at the Reiter/McLaughlin Profit Center, plus all other direct operating expenses incurred by the Reiter/McLaughlin Profit Center. The parties recognize that the Buyer will perform certain accounting services for the Reiter/McLaughlin Profit Center that are presently being performed by the Seller. Such accounting services will include payroll processing for employees and contractors, billing to customers, and monthly internal financial reporting, and the Reiter/McLaughlin Profit Center shall be charged a monthly charge of two percent (2%) of the gross revenues of the Reiter/McLaughlin Profit Center. No royalties will be charged to the Reiter/McLaughlin Profit Center in determining EBIT for earn-out payment calculations. Other than the





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2% charge that is detailed in this paragraph, Buyer will not allocate any management fees to the Reiter/McLaughlin Profit Center. For purposes of this Agreement, the term "Reiter/McLaughlin Profit Center" means the Business and the Assets of the Seller to be acquired by the Buyer hereunder including, but not limited to, Romac IT (information technology business presently being conducted by Seller)and shall not include any additional assets or businesses that are acquired by the Buyer subsequent to the Closing.

         3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer located at 120 West Hyde Park Place, Suite 120, Tampa, Florida 33606, on or before June 17, 1996, or such other date as may be agreed upon in writing by the parties (the "Closing Date"). At the Closing, the Seller shall deliver to the Buyer a bill of sale and such other good and sufficient instruments of transfer and conveyance as in the reasonable opinion of the Buyer's counsel shall be effective to vest in the Buyer good and marketable title to the Assets.

         4. Effective Date of Transaction. The effective date of the purchase and sale of the Assets shall be June 1, 1996 (the "Effective Date"), notwithstanding the fact that the Closing shall occur on or after such date.

         5. No Assumption of Liabilities. Except for the obligations of Seller under the lease agreements that are described in Exhibit "B" to this Agreement (individually, a "Lease," and collectively, the "Leases"), copies of which have been supplied to the Buyer by the Seller and the Shareholders, which the Buyer hereby agrees to assume at and as of the Effective Date, subject to the terms and conditions of this Agreement, the Buyer is not obligated to assume or become liable for any of the Seller's liabilities, obligations, debts, contracts, or other commitments of the Seller of any kind, known or unknown, whether fixed or contingent, and whether arising in contract, in tort, or otherwise.

         6. Proration of Certain Income and Expenses. All income and expenses generated, incurred, or paid in the ordinary course of the Business through May 31, 1996, shall accrue to the benefit or detriment of the Seller. All income and expenses generated or incurred, or paid in the ordinary course of the Business after May 31, 1996, shall accrue to the benefit of or be payable by the Buyer. To the extent they relate to the Assets, all sales, use, and personal property taxes and assessments, accrued and assessed (other than sales taxes relating to the transfer of the Assets which shall be paid by the Buyer), and all insurance premiums and similar items if any, shall be prorated as of the Effective Date, with the Seller responsible for the portions of such items accruing on or before the close of business on the Effective Date and the Buyer responsible for the portions of such items accruing after the





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Effective Date.  Personal property taxes and assessments are to be prorated on the basis of calendar year 1995.

         7. Representations and Warranties of the Seller and the Shareholders. Subject to the Exhibits hereto, the Seller and the Shareholders, jointly and severally, represent and warrant to the Buyer as follows:

                 (a) Organization and Standing. The Seller is a corporation organized and in good standing under the laws of the State of California. The Seller is qualified to do business as a foreign corporation in each jurisdiction in which its activities require such qualification. No part of the Business is conducted by or through any entity other than the Seller. The shareholders own all of the outstanding shares of each class of stock of the Seller. There are no options to purchase any shares of any class of stock of Seller other than the Incentive Stock Option Agreement between Seller and Anna Burke dated February 8, 1991 (the "Option Agreement"). Anna Burke has not exercised her rights to purchase any stock of Seller pursuant to the Option Agreement.

                 (b)      Power and Authority.  The Seller has the requisite
corporate        authority to enter into this Agreement and to incur and
perform its obligations under this Agreement. The Seller has all necessary corporate power to own, lease, hold, and operate all of its properties and assets and to carry on the Business as it is now being conducted. The execution, delivery and performance by the Seller of this Agreement has been authorized by all necessary corporate action including, without limitation, approval by the board of directors and shareholders of the Seller. Upon its execution and delivery, this Agreement shall constitute a valid and binding agreement of the Seller and the Shareholders, enforceable against the Seller and the Shareholders in accordance with its terms, subject only to applicable bankruptcy, moratorium, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                 (c) Title to Assets. The Seller has good and marketable title to all of the Assets, free and clear of all liens, encumbrances, security interests or claims of any kind or nature, except as set forth in Exhibit "C."

                 (d) Condition and Maintenance. All of the Assets that are tangible have been maintained in good condition and repair, subject to normal wear and tear.

                 (e) Approvals and Consents. The execution, delivery and performance of this Agreement (and the transactions contemplated by this Agreement) do not and will not: (i) contravene any provision of the Articles of Incorporation or Bylaws of the Seller; (ii) result in a breach of, constitute a default under, result in





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

the modification or cancellation of, or give rise to any right of termination, modification or acceleration in respect of any indenture, loan agreement, mortgage, lease or any other contract, or agreement to which the Seller or any of the Assets are bound; (iii) result in the creation of any security interest, pledge, lien, charge, claim, option, right to acquire, encumbrance, restriction on transfer, or adverse claim of any nature whatsoever upon any of the Assets;
(iv) violate any writ, order, injunction or decree of any court or any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality, which violation or default in any such case would have a material adverse effect on the Business; or (v) require any authorization, consent or approval of, or filing with or notice to, any governmental or judicial body or agency, or any other entity or person.

                 (f) Litigation. There are no actions, suits, proceedings or investigations at law or in equity, by or before any court, governmental instrumentality, agency, or arbitral tribunal, now pending or threatened that could have a material adverse effect on the Business or any of the Assets, or the ability of the Seller to consummate the transactions contemplated by this Agreement. All pending and threatened actions, suits, proceedings or investigations are set forth on Exhibit "D" to this Agreement.

                 (g) Patents and Trademarks. The Seller does not own, possess or use any trademark, trade name, copyright, or patent, whether registered or not ("Rights"), or licenses or other agreements allowing the Seller to use Rights of third parties, except pursuant to the Franchise Agreement or as set forth in Exhibit "E." The Seller's use of the mark set forth on Exhibit "E" does not violate or infringe any Rights of any third person, firm, or corporation. No proceedings have been instituted or threatened which assert infringement of Rights of any third party against the Seller.

                 (h) Financial Statements. The Seller has delivered to the Buyer copies of its unaudited statement of operations and balance sheet (the "Financial Statements") as of and for the period ended May 31, 1996 (the "Financial Statement Date"), which are attached to this Agreement as Exhibit "F." The Financial Statements are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles, consistently followed throughout the periods indicated, and fairly present the financial condition and results of operations of the Seller as at and for the period set forth in the Financial Statements.

                 (i) Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Financial Statements, the Seller has no outstanding indebtedness, guaranties, or matters of suretyship, and is not subject to any claims or liabilities,





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

either accrued, absolute, contingent, or otherwise, other than trade or business obligations incurred in the ordinary course of business since the date of the Financial Statements, in amounts usual and normal both individually and in the aggregate. The Seller does not know or have reasonable grounds to know of any basis for the assertion against the Seller of any material liability of any nature not fully reflected or reserved against in the Financial Statements.

                 (j) Absence of Certain Changes. Since the Financial Statement Date, there has not been nor will there be any change in the Assets, liabilities, financial condition, or operations of the Seller from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate have had or will have a material adverse effect on such Assets, liabilities, financial condition, or operations. Without limiting any of the foregoing, since the Financial Statement Date until the Closing Date, the Seller has not and will not have:

                             (i)     incurred or become subject to, or agreed
to incur or become subject to, any obligation or liability, absolute or contingent, except current liabilities incurred in the ordinary course of business;

                            (ii)     mortgaged, pledged, or subjected to lien,
charge, security interest, or other encumbrance, or agreed to do so, any of the Assets;

                           (iii)     sold or transferred, or agreed to sell or
transfer, any of the Assets, or cancelled or agreed to cancel, any debts due it or claims therefor, except, in each case, for full consideration and in the ordinary course of business;

                            (iv)     engaged in any transactions adversely
affecting the Business or the Assets or suffered any extraordinary losses or waived any rights of substantial value not in the ordinary course of business;

                             (v)     purchased or agreed to purchase any
securities, bonds, or any other capital stock or assets of any other entity with cash or liquid assets, or used cash or liquid assets to incur debts, for matters not within the ordinary course of business or for appropriate corporate purposes;

                            (vi)     increased any salaries or granted or
agreed to grant, or paid, or agreed to pay, any bonus, loan, incentive payment or other items of value or made any other similar agreement, to or with any of its directors, officers, employees, or agents except as compensation in the ordinary course of business for appropriate services performed;





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                           (vii)     declared or paid any dividend or made any
other distribution to its shareholders;

                          (viii)     incurred, assumed, or guaranteed any
indebtedness, except in the ordinary course of business;

                            (ix)     made or agreed to make any changes in its
articles of incorporation, bylaws, or capital structure;

                             (x)     incurred or suffered any damage,
destruction, or loss, whether or not covered by insurance, materially affecting the Business or the Assets; or

                            (xi)     made or applied to make any change in
accounting methods for tax purposes.

                 (k) Business Names. Within the past five years, the Seller has not used a business name other than "Romac International and Romac and Associates" and variations thereof, and has not had a business address other than the business names and addresses specified in Exhibit "G" to this Agreement.

                 (l) Personnel. Since the Financial Statement Date, there has not been any material increase, or any commitment to materially increase, the rate of compensation payable to any employees of the Business, or any payment of or commitment to pay any material bonuses or other forms of incentive compensation to employees of the Business.

                 (m) Collective Bargaining Agreements and Employment Contracts. Except for the employment contracts and collective bargaining agreements that are described in Exhibit "H," there are no employment contracts or collective bargaining agreements to which the Seller is a party or by which the Seller is bound, and there is no pending or threatened labor dispute, labor union organizing attempt, strike, or work stoppage affecting either the Seller or the Business.

                 (n) Benefit Plans. Set forth on Exhibit "I" hereto is a list and description of all benefit plans applicable to any of the employees of the Business that are currently in effect or which, with respect to the Business, the Seller has committed to implement prior to the Closing (the "Seller Benefit Plans"). Except as set forth in Exhibit "I" to this Agreement, all of the Seller Benefit Plans are in full force and effect as written, and all premiums, contributions and other payments required to be made by the Seller under any of the Seller Benefit Plans have been made or accrued in accordance with the terms thereof.

                 (o) Insurance Policies. Attached to this Agreement as Exhibit "J" is a complete and correct list and summary description of all insurance policies held by the Seller with respect to the





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

Assets, true and complete copies of which have been delivered to the Buyer. The Seller has complied with all of the provisions of such policies, and the policies are in full force and effect.

                 (p) ERISA Matters. Exhibit "K" to this Agreement contains a complete and accurate list of all Benefit Plans (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended) and insurance policies relating thereto sponsored by the Seller or a Related Party (as defined below), or to which the Seller or a Related Party is making contributions as of the date hereof with respect to employees of the Seller or a Related Party; provided, however, that Exhibit "K" is informational only and nothing contained therein shall imply an assumption by the Buyer of any liabilities reflected therein. "Related Party" shall mean any company or trade or business, whether or not incorporated, or other entity which together with the Seller is or are considered a single employer under Section 414 of the Internal Revenue Code of 1986, as amended. The Seller has timely paid, or will timely pay as soon as practicable, on or prior to the Closing Date, all employee benefits due and owing under the Benefit Plans sponsored by the Seller or a Related Party in accordance with the terms of each of such Benefit Plans.

                 (q) Compliance with Laws. There is no violation of any applicable laws, regulations, or orders relating to the conduct of the Seller's Business, and there is no use of buildings or equipment used by the Seller in the Business that violates any applicable laws, codes, ordinances, or regulations, whether federal, state, or local, which, in either case, would have a material adverse effect on the Assets.

                 (r) Tax Returns. All federal and applicable state, foreign, and local tax (including without limitation, income, profits, franchise, use, excise, withholding, property, and sales taxes and customs duties) returns (respectively "Taxes" and "Returns") of the Seller required to be filed with respect thereto and due on or before the Closing Date have been or will before the Closing Date be timely and accurately filed. All such Returns are or will be complete and accurate in all respects. The Seller has paid all Taxes as shown on the Returns and all assessments received by the Seller to the extent that such Taxes and assessments have become due, except for such Taxes as may become due after the Closing Date, as to which the Seller has accumulated appropriate reserves, and further, (i) the Seller has no liability for any such Taxes in excess of any amount so paid or reserve so established, (ii) there are no unassessed deficiencies with respect to Taxes of any kind proposed or threatened against the Seller, and (iii) no audit of any Returns of the Seller is pending or has been threatened, nor are any waivers of statutes of limitations for any Taxes in effect with respect to the Seller.





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                 (s)      Conveyance Not Fraudulent.  The Seller is not making
the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors. The Purchase Price constitutes the reasonably equivalent value for the Assets.

                 (t) Assets Represent Substantially the Entire Business. The Assets represent substantially the entire operating assets of the Business (apart from cash and accounts receivable).

                 (u) Real Property. None of the Assets consist of real property owned by the Seller. Each of the buildings and facilities leased by the Seller is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of the buildings or facilities is in need of maintenance or repairs except for routine maintenance and repairs. The Seller has not received notification that it is in material violation of any applicable building, zoning, anti-pollution, health or other law, ordinance, or regulation with respect to its offices or buildings. Each of the Leases is valid and enforceable in accordance with its terms, and no party to any such Lease is in default under any material provision thereof.

                 (v) Improper Payments. Neither the Seller nor any person acting on behalf of the Seller has made any payment or otherwise transmitted anything of value, directly or indirectly, to (i) any official of any government or agency or political subdivision thereof for the purpose of influencing any decision affecting the Business, (ii) any customer, supplier or competitor for the purposes of obtaining, retaining or directing business for the Seller, or (iii) any political party or any candidate for elective political office, nor has any fund or other asset of the Seller been maintained that was not fully and accurately recorded on the Seller's books of account.

                 (w) Existing Customers. Seller has no knowledge or reason to believe that any existing customers of Seller will not continue to do business with Buyer after the Closing Date.

                 (x) No Misrepresentations. None of the representations and warranties of the Seller set forth in this Agreement or in the attached exhibits nor any information or statements contained in the lists or documents provided or to be provided by the Seller to the Buyer, notwithstanding any investigation thereof by the Buyer, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the same not misleading.





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         8.       Representations and Warranties of the Buyer.  The Buyer
represents and warrants to the Seller as follows:

                 (a) The Buyer is a corporation organized under the laws of the State of Florida, and its status is active.

                 (b) The Buyer has the requisite corporate authority to enter into this Agreement and to incur and perform its obligations under this Agreement. The Buyer has all necessary corporate power to own, lease, hold, and operate the Assets and carry on the Business as it is now being conducted. The execution, delivery, and performance by the Buyer of this Agreement has been authorized by all necessary corporate action of the Buyer. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, subject only to applicable bankruptcy, moratorium, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                 (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default, or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default, of any of the terms or provisions of any of the Buyer's charter documents, as amended, or of any indenture, agreement, judgment, decree or other instrument or restriction to which the Buyer is a party or by which the Buyer may be bound or affected. No authorization or approval, whether of any governmental body or otherwise, is necessary in order to enable Buyer to enter into and perform this Agreement.

         9. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing or termination hereof, whichever is sooner.

                 (a) General. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement.

                 (b) Notices and Consents. The Seller will give any notices to third parties and will obtain any third-party consents the Buyer may reasonably request in connection with the transactions contemplated by this Agreement or that may otherwise be necessary to convey the Seller's full rights in the Assets to the Buyer.

                 (c) Full Access. The Seller will permit representatives of the Buyer to have full access to all premises, properties, books, records, contracts, tax records, and documents of or pertaining to the Business or the Assets during the Seller's normal





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

business hours or any other reasonable time for purposes of the Buyer's due diligence investigation and evaluation of the Assets.

                 (d) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material development affecting the Assets. Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement. No disclosure by any party pursuant to this subsection, however, will affect the other party's right, if any, to refuse to close under the terms of this Agreement.

                 (e) Public Statements. The parties shall cooperate in all respects as to public statements and announcements with respect to the transactions contemplated by this Agreement. No party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior approval of the other party (which approval shall not be unreasonably withheld); provided, however, that either party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other party prior to making the disclosure).

                 (f) Exclusivity. Neither the Seller nor the Shareholders shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or assets of the Seller (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, or assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing.

                 (g) Confidentiality. The Buyer shall hold, and cause its officers and representatives to hold, all documents and information furnished to it by the Shareholders, the Seller or their representatives in connection with the transactions contemplated by this Agreement, including all notes and analyses thereof made by the Buyer and its representatives (collectively, the "Evaluation Materials"), in strictest confidence, and not disclose any of the Evaluation Materials to any third party (except those of the Buyer's representatives participating in evaluating the transactions contemplated hereby and then solely for such purpose), unless disclosure is compelled by judicial or administrative process; provided, however, that Evaluation Materials which the Buyer can demonstrate were in the public domain or otherwise independently known by it or its representatives without breach of the Shareholders' or the Seller's rights of confidentiality on the date of this Agreement shall not be subject to this covenant. The Buyer shall use the Evaluation Materials solely for the purpose of evaluating and carrying out discussions





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

with the Seller related to this Agreement. If the transactions contemplated hereby are not consummated, the Buyer shall promptly return to the Shareholders and the Seller any and all Evaluation Materials supplied by any of them or their representatives and shall destroy all originals or copies thereof made by the Buyer or its representatives.

         10. Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing.

                 (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 12 of this Agreement).

                 (b) Transition. The Seller and the Shareholders will not take any action (other than actions required to be taken by the Seller under this Agreement) that is designed or intended to have the effect of (i) discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing, or (ii) inducing any employee of the Buyer to terminate his employment with the Buyer, it being the Buyer's intention to hire substantially all of the Seller's employees as of the Closing. The Seller will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

                 (c)      Franchise Rights and Use of Name.   Seller and
Shareholders agree and acknowledge that the transfer of Assets to Buyer pursuant to this Agreement transfers all rights of the Seller and the Shareholders to use the names "Romac International" and "Romac and Associates" or any variations thereof. Seller and Shareholders also agree that the transfer of Assets to Buyer transfers all rights that Seller and Shareholders have with respect to any and all franchise agreements with Buyer and that all such franchise agreements shall terminate upon the transfer of the Assets to Buyer. Effective as of the Closing, the Shareholders and the Seller shall be deemed to have released the Franchisor and the Buyer, and the Franchisor and the Buyer shall be deemed to have released the Shareholders and the Seller, from and against any and all claims, damages, actions, causes of action, costs and expenses (including attorney's fees), known or unknown, of every type whatsoever existing or arising out of or in connection with the Franchise Agreement as of the Closing Date. The Shareholders, the Seller, the Franchisor and the Buyer each hereby acknowledge Section 1542 of the California Civil Code, which provides:

                 A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

and hereby waive any rights or benefits any such party may have under such
Section 1542 or any other similar provision of law.

                 (d) Non-Compete Agreement. (i) The Seller hereby agrees that, for a period of five years commencing on the Closing Date, it will not accept a position as a consultant, agent, or independent contractor, or be or become the owner of any of the outstanding equity interest in, or otherwise participate in the business of any entity in the business of providing permanent and temporary placement for data processing and financial services personnel services within one hundred miles of a Buyer-owned location (except that the Shareholders may work with or for the Buyer and its affiliates) and the Shareholders and the Seller may own up to two percent (2%) of the total shares of all classes of stock outstanding of any corporation having securities listed on the New York Stock Exchange, the American Stock Exchange or any other exchange, or regularly traded on NASDAQ or any other public market. Also for a period of five years commencing on the Closing Date, the Seller will not solicit the business of any customer of the Buyer or the Seller relating to providing permanent and temporary placement for data processing and financial services personnel services, disclose any confidential information regarding the Business or solicit or encourage any associate or referral source of the Buyer or Seller and/or employees of the Buyer or Seller to cease doing business with Buyer or to terminate their employment. For purposes of this Section 10(d), the word "customers" means organizations (whether corporations, partnerships, or otherwise) or persons who have done business of any nature with the Buyer, the Seller, or any subsidiary or affiliate of the Buyer or Seller prior to the Closing Date or during a five year period commencing on the Closing Date, and with whom the Buyer, the Seller, or any of the Buyer's or Seller's subsidiaries or affiliates has engaged in discussions regarding a possible business relationship during the five year period commencing on the Closing Date.

                          (ii)    If the above covenant not to compete is found
by a court of competent jurisdiction to be unreasonable in either geographical scope or duration, then such court may determine the scope or duration that is, in its determination, reasonable and therefore enforceable, and such covenant shall be enforced with retroactive effect as modified. The Seller and each of the Shareholders understand that the Buyer will suffer irreparable harm in the event of any breach of the provisions of this Section 10(d) and that in the event of an actual or threatened breach of its provisions, the Buyer shall be entitled to an injunction to restrain the Seller and each of the Shareholders from such action. Nothing in this Section 10(d) shall be construed as prohibiting the Buyer from pursuing any other available remedy, legal or equitable, for such breach or threatened breach.

                 (e) Employment and Non-Compete Agreements. Steve Reiter and John McLaughlin agree to enter into an Employment and Non-Compete Agreements with the Buyer, on the Closing Date, in substantially the form attached hereto as Exhibit "L."

                 (f) Leases. Within thirty (30) days from date of Closing, Seller shall provide to Buyer the consent of each landlord to the assignment of the Leases to Buyer. In the event that Seller is unable to provide such consents to Buyer within such time period, and notwithstanding anything to the contrary in this Agreement, Buyer shall have no obligation to Seller for any damages arising under the Leases related to the assignment of the Leases by Seller to Buyer without each Landlord's consent.

                 (g) Producer's Group. Neither Shareholder shall have any ownership interest in any business that conducts or engages in the Producer's Group Business that is described in Exhibit "E" attached hereto.

         11. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (a) Representations and Warranties. The representations and warranties of the Seller and the Shareholders set forth in Section 6 shall be true and correct in all material respects at and as of the Closing Date;

                 (b) Performance. The Seller and each of the Shareholders shall have performed and complied with all of their respective covenants in all material respects hereunder through the Closing;

                 (c) Consents. The Seller shall have procured all material third party consents contemplated in Section 9(b);

                 (d) No Impediments. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Buyer to own and operate the Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                 (e) Due Diligence. The Buyer and its counsel shall be reasonably satisfied with the results of the Buyer's due diligence investigation of the Assets;

                 (f) Real Property and Environmental Matters. The Buyer shall be satisfied, in its sole discretion, that all leases assumed by the Buyer will be valid and enforceable, and that no environmental or safety hazards exist at any of the Seller's places of business.

                 (g) Satisfaction. All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and its counsel.

                 (h) Agreements. Each employee of Seller listed in Exhibit "M" shall have entered into an Employment and Noncompetition/Nondisclosure Agreement and a Confidentiality and Invention Assignment Agreement (collectively, the "Agreements"), which Agreements are in form and substance acceptable to Buyer.

                 (i) Opinion Letter. Seller's counsel shall deliver to Buyer an attorney's opinion letter concerning the authority of Seller to enter into the transactions contemplated hereby and such other matters as may be requested by Buyer.

         12. Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (a) Representations and Warranties. The representations and warranties of the Buyer set forth in Section 8 shall be true and correct in all material respects at and as of the Closing Date;

                 (b) Performance. The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (c) No Impediments. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                 (d) Satisfaction. All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all documents required to effect the transactions contemplated hereby, including without limitation, procuring the Franchisor's consent to Section 10(c) above, will be reasonably satisfactory in form and substance to the Seller and its counsel.

         13. Indemnification. (a) The Seller and the Shareholders, jointly and severally, agree to indemnify and hold the Buyer harmless from, against, and in respect of the following:

                             (i)     any and all liabilities, obligations,
debts, contracts (other than the obligations of Seller under the Leases that arise on or after the Effective Date), or other commitments of the Seller of any kind, known or unknown, whether fixed or contingent, and whether arising in contract, in tort, or otherwise;

                            (ii)     any damage or deficiency resulting from
any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Seller under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Buyer by the Seller pursuant to this Agreement;

                           (iii)     any and all liabilities, obligations,
damages, fines, and penalties imposed on the Buyer by any third party or governmental entity relating to the conduct of the Seller's Business prior to the Closing; and

                            (iv)     all actions, suits, proceedings, claims,
demands, assessments, judgments, legal fees, costs and expenses incident to any of the foregoing or arising out of any act or omission of the Seller in the conduct of the Business prior to the Closing.

                 (b) The Buyer hereby agrees to indemnify and hold the Shareholders and the Seller harmless from, against and in respect of the following:

                             (i)     any and all liabilities, losses, damages,
claims, costs and expenses of the Shareholders or the Seller arising out of or resulting from the Buyer's failure to perform its obligations under the Leases from and after the Effective Date;

                            (ii)     any damage or deficiency resulting from
any misrepresentation, breach of any warranty, or non-fulfillment of any agreement on the part of the Buyer under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by the Buyer to the Shareholders or the Seller pursuant to this Agreement;

                           (iii)     all actions, suits, proceedings, claims,
demands, assessments, judgments, legal fees, costs and expenses incident to any of the foregoing or arising out of any act or omission of the Buyer in the conduct of the Business or the use of the Assets after the Closing.

                 (c) The indemnified party agrees to give timely notice to the other party of the assertion of any claim or demand or the institution of any action, suit, or proceeding in respect of which indemnification may be claimed hereunder and shall give the indemnifying party a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the indemnified party at the indemnifying party's expense and with counsel of the indemnifying party's selection, provided that the indemnified party shall at all times also have the right to fully participate in the defense at its own expense.

                 (d) The indemnification provided for in this Section 13 shall only be applicable to claims asserted within four years of the date of this Agreement. Notwithstanding the foregoing, the foregoing time limitation shall not apply to liabilities under this Section 13 that are based upon fraud or willful misconduct.

         14.     Termination.

                 (a) Termination of Agreement. The parties may terminate this Agreement as provided below:

                             (i)     the parties may terminate this Agreement
by mutual written consent at any time prior to the Closing;

                            (ii)     the Buyer may terminate this Agreement by
giving written notice to the Seller at any time prior to the Closing if the Seller is in breach, and the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Buyer is in breach, of any representation, warranty, or covenant contained in this Agreement in any material respect;

                           (iii)     the Buyer may terminate this Agreement by
giving written notice to the Seller at the Closing if any condition described in Section 11 has not been satisfied (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement); and

                            (iv)     the Seller may terminate this Agreement by
giving written notice to the Buyer at the Closing if any condition described in
Section 12 has not been satisfied (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement).

                 (b) Effect of Termination. If this Agreement terminates or is terminated pursuant to Section 14(a), all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach) and except for Section 9(g) above.

         15.     General Provisions.

                 (a) Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The rights of the Seller hereunder may not be assigned. The rights of the Buyer may be assigned to a subsidiary or affiliate of the Buyer, provided that any such assignment shall in no way relieve the Buyer of its obligations and responsibilities under this Agreement unless the Seller consents thereto (such consent not to be unreasonably withheld). Notwithstanding any provision to the contrary herein, the Buyer hereby acknowledges and agrees that the Seller may elect to liquidate and dissolve after the Closing Date and that, in such event, the Seller may, in connection with such liquidation and dissolution, transfer to the Shareholders or any future stockholders of Seller (or to a liquidating trust for the benefit of such persons) without the Buyer's consent all of the Seller's rights under this Agreement, including, without limitation, the Seller's rights to indemnification under Section 13 above.

                 (b) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida.

                 (c) Notices. All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered by overnight delivery service or hand delivered, addressed as follows:

                 If to the Buyer:

                          Romac International, Inc.
                          120 West Hyde Park Place
                          Suite 200
                          Tampa, Florida 33606
                          Attn:  Howard Sutter, Vice President

                          With a copy to:

                          Holland & Knight
                          400 N. Ashley Street, Suite 2050
                          Tampa, Florida 33602
                          Attn:  Robert J. Grammig, Esq.

                 If to the Seller or the Shareholders:

                          Bayshare, Inc.
                          180 Montgomery Street
                          Suite 1860
                          San Francisco, California 94104
                          Attn:  Steve Reiter and John McLaughlin

                          With a copy to:

                          David Cohen, Esq.
                          Cohen & Ostler, A Professional Corporation
                          525 University Avenue, Suite 410
                          Palo Alto, California 94301


         16. Expenses. Except as otherwise provided in this Agreement, any expenses in connection with this Agreement or the transactions contemplated herein shall be paid for by the party incurring such expenses.

         17. Brokers. Each party represents to the other that it has not retained or been approached by any broker in connection with this Agreement or the negotiation thereof. Each party shall indemnify and hold the other party harmless from and against all losses, liabilities, claims, damages and expenses, including court costs and reasonable attorney's fees, arising out of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby insofar as any such claim arises by reason of services alleged to have been rendered to or at the instance of such indemnifying party.

         18. Sales and Other Taxes. Any sales taxes relating to the transfer of the Assets hereunder shall be paid by the Buyer and all other applicable transfer taxes hereunder shall be paid by the Seller.

         19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
         20. Headings. All paragraph headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

         21. Amendment, Modification and Waiver. This Agreement may be modified, amended, and supplemented by mutual written agreement of the parties hereto, at any time prior to the Closing. Each party may waive any condition intended to be for its benefit. Each amendment, modification, supplement or waiver shall be in writing executed by both parties.

         22. Entire Agreement. This Agreement, including its Exhibits, represents the entire Agreement of the parties and supersedes all prior negotiations and discussions by and among the parties hereto with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.

                                       SELLER:

                                       BAYSHARE, INC.



                                       By:  /s/ Steve Reiter
                                          -------------------------------------

                                       Title: Chief Financial Officer
                                             ----------------------------------



                                       SHAREHOLDERS:


                                       /s/ Steve Reiter
                                       ----------------------------------------
                                       Steve Reiter


                                       /s/ John McLaughlin
                                       ----------------------------------------
                                       John McLaughlin


                                       BUYER:

                                       ROMAC INTERNATIONAL, INC.


                                       By: /s/ Howard W. Sutter
                                          -------------------------------------
                                          Howard W. Sutter,
                                          Vice President